EXHIBIT 99.1

Investor Contacts:
Elliot Carpenter	Alex Wellins or Jennifer Jarman
Chief Financial Officer	the blueshirt group for Roxio, Inc.
Roxio, Inc.	(415) 217-7722
(408) 367-4813	alex@blueshirtgroup.com;
elliot_carpenter@roxio.com	jennifer@blueshirtgroup.com

ROXIO REPORTS FIRST QUARTER RESULTS

The Digital Media Company Confirms Launch Plans for Napster

SANTA CLARA, Calif.—July 31, 2003—Roxio, Inc. (Nasdaq: ROXI), The Digital Media Company®, provider of the best selling digital media software in the world, today reported financial results for its fiscal first quarter ended June 30, 2003. Net revenue for the first quarter of fiscal 2004 was $24.2 million compared to $32.3 million in the first quarter of the prior fiscal year. Roxio’s reported net loss for the first quarter was $370,000, or $0.02 per basic and diluted share, as compared to a net loss of $1.2 million, or $0.06 per basic and diluted share, in the first quarter of the prior fiscal year. Shares used for computing basic and fully diluted earnings per share were approximately 21.9 million for the first fiscal quarter ended June 30, 2003 and 19.5 million shares for the first quarter of the prior fiscal year.

“First quarter sales results for our software division are in line with our estimates. Easy CD & DVD Creator 6.0 continues to outsell its nearest retail competitors by a substantial margin and maintain its leadership in CD and DVD recording,” said Chris Gorog, Roxio’s Chairman and CEO.

“The development of Napster 2.0 is on track, allowing us to launch the service in time for Christmas. We believe that the new, legal version of Napster will be the richest, most complete music experience available on the Internet and that it will offer consumers, for the first time, a choice between a la carte downloads and a monthly subscription program,” concluded Mr. Gorog.

For the quarter, Roxio’s digital media software division recorded revenues of $23.4 million and pretax income of $6.4 million. Pretax income includes a gain on the sale of the GoBack product line of approximately $10.6 million. Revenues for the company’s online music division totaled approximately $780,000 and pretax loss was $4.0 million. Combined pretax income for the two divisions was approximately $2.4 million before a tax provision of approximately $2.7 million.

Elliot Carpenter, Roxio’s chief financial officer, commented, “Our results of operations and balance sheet reflect significant transactions during the quarter including our recent equity financing, the purchase of Pressplay and gains from the sale of our GoBack product line to Symantec. We exited the quarter with approximately $63 million in cash and short-term investments, a more focused consumer software product line and an expanded growth opportunity through Napster. Near-term, our focus is on managing our software business for profitability and launching our online music business. The combination of our earlier launch date for Napster and softness in retail software sales led us to fiscal second quarter guidance of $21.4 million in revenue and a net loss per fully diluted share of $0.56, assuming approximately 27.4 million shares outstanding.”

Recent Corporate Highlights

•	Roxio completed the operational integration of Pressplay and will launch Napster 2.0 by the upcoming holiday season.

•	Roxio added Larry Kenswil, current president of Universal Music Group’s eLabs new media and technologies division, to its board of directors.

•	Memorex began offering Roxio’s complete line of digital media software products with the new Memorex Dual Format DVD Recorder. Roxio’s Easy CD & DVD Creator™ 6 Basic—DVD Edition, PhotoSuite® 5 SE, VideoWave Movie Creator™, and DVDMax™ Player software are bundled with the Memorex Dual-X drive, which is available now for a suggested retail price of $329.99.

•	I/OMagic Corporation signed on to include Easy CD & DVD™ Creator 6 Basic and Roxio DVDMax™ software in the new I/OMagic “MediaStation Combo” drive.

•	Pacific Digital Corporation began bundling Roxio’s Easy CD & DVD™ Creator 6 Basic with its new DVD burners, starting with the Pacific Digital 4x DVD+R/+RW Burner for PCs.

•	In June, Roxio completed a private placement of 4,000,000 shares of its Common Stock at $5.50 per share with gross proceeds of $22 million. The offering expands Roxio’s stockholder base and adds to Roxio’s working capital as it continues to expand its activities in the digital media sector.

•	Roxio’s digital media suite was recently honored by PC World with two 2003 World Class Awards for Best CD Mastering Software and Best DVD Mastering Software.

Earnings Call Information

The Roxio first quarter teleconference and webcast is scheduled to begin at 1:30 p.m., Pacific Time, on Thursday, July 31, 2003. To participate on the live call, analysts and investors should dial 800-216-6962 at least ten minutes prior to the call and reference conference ID: 1622569. Roxio will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the company’s Web site at http://investor.roxio.com. A telephonic replay of the conference call will also be available for 48 hours by dialing 800-642-1687 and entering the passcode: 1622569.

About Roxio

Roxio, Inc. provides the best selling digital media software in the world. Roxio makes award-winning software products for CD/DVD burning, photo editing and video editing. Roxio’s family of products includes category-leading products

Easy CD & DVD Creator™, Digital Media Suite™, Easy CD Creator® (Windows) and Toast® (Macintosh) for CD/DVD burning, PhotoSuite® for digital photography, and VideoWave® for digital video. Roxio also owns Napster® and plans to re-launch it as a legal, paid service in the near future. Roxio’s current installed base is in excess of 100 million users. Roxio distributes its products globally through strategic partnerships with major hardware manufacturers, in stores with the leading worldwide retailers, through Internet partnerships and also sells its products direct at <www.roxio.com>. Headquartered in Santa Clara, California, Roxio also maintains offices in New York, Minnesota, Canada, United Kingdom, Netherlands, and Japan. The company currently employs approximately 500 people worldwide. Roxio is a member of the S&P SmallCap 600 and the Russell 2000 Index.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release, in particular matters related to Roxio’s future revenue, net income (loss), cash flow, the re-launch of Napster, OEM relationships, relationships with content providers, and product development, are forward-looking statements that are subject to certain risks and uncertainties such as decreased demand for our products, increased competition, failure to develop new products or improvements to existing products, general economic conditions and third party claims, that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Roxio’s reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K as filed with the SEC on June 30, 2003, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Roxio assumes no obligation to update the forward-looking statements included in this press release.

Copyright © 2003 Roxio, Inc. All rights reserved. Roxio, the Roxio tagline, Easy CD & DVD Creator, Easy CD Creator, PhotoSuite, VideoWave, Toast and Napster are registered trademarks of Roxio, Inc. in the United States and/or other countries. All other trademarks used are owned by their respective owners.

(Tables to follow)

ROXIO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30, 2003	March 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$46,596	$36,820
Short-term investments	16,694	16,677
Accounts receivable, net of allowance for doubtful accounts of $945 at June 30, 2003 and $850 at March 31, 2003	9,504	12,637
Inventories	196	460
Prepaid expenses and other current assets	7,623	3,366
Deferred income taxes	2,337	4,709

Total current assets	82,950	74,669

Long-term investment	3,000	3,059
Property and equipment, net	13,561	9,058
Goodwill, net	89,006	55,247
Other intangibles assets, net	9,353	10,314
Other assets	2,425	589

Total assets	$200,295	$152,936

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,023	$11,952
Income taxes payable	226	1,353
Accrued liabilities	22,485	16,153
Deferred revenues	1,829	—
Current portion of long-term debt	620	606

Total current liabilities	33,183	30,064
Long term liabilities:
Long term debt	5,326	5,490
Deferred income taxes	1,014	1,190
Other liabilities	295	—

Total liabilities	39,818	36,744

Stockholders’ equity:
Preferred stock, $0.001 par value; Authorized: 10,000 shares; Issued and outstanding: none at June 30, 2003 and at March 31, 2003	—	—
Common stock, $0.001 par value; Authorized: 100,000 shares; Issued and outstanding: 27,488 shares at June 30, 2003 and 19,574 shares at March 31, 2003	27	20
Additional paid-in capital	171,492	127,804
Deferred stock-based compensation	(2,367)	(2,886)
Accumulated deficit	(11,045)	(10,675)
Accumulated other comprehensive income	2,370	1,929

Total stockholders’ equity	160,477	116,192

Total liabilities and stockholders’ equity	$200,295	$152,936

ROXIO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,
	2003	2002
Net revenues	$24,176	$32,303
Cost of revenues (excluding stock-based compensation charges of $10 and $13 respectively)	7,874	8,450

Gross profit	16,302	23,853

Operating expenses:
Research and development (excluding stock-based compensation charges of $151 and $191 respectively)	7,318	5,464
Sales and marketing (excluding stock-based compensation charges of $135 and $(358) respectively)	9,850	11,934
General and administrative (excluding stock-based compensation charges of $223 and $283 respectively)	5,356	5,665
Amortization of intangible assets	1,204	2,064
Stock-based compensation charges	519	129

Total operating expenses	24,247	25,256

Loss from operations	(7,945)	(1,403)
Other income, net	10,297	127

Income (loss) before provision for income taxes	2,352	(1,276)
Provision (benefit) for income taxes	2,722	(56)

Net loss	(370)	(1,220)
Other comprehensive gain, net of tax :
Foreign currency translation adjustment	487	1,257
Unrealized gain (loss) on short-term investments	(46)	23

Comprehensive income	$71	$60

Earnings per share:
Basic	$(0.02)	$(0.06)

Diluted	$(0.02)	$(0.06)

Weighted average shares used in computing basic and diluted net loss per share
Basic	21,864	19,506

Diluted	21,864	19,506

ROXIO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended June 30,
	2003	2002
Cash flows from operating activities:
Net loss	$(370)	(1,220)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,347	2,721
Stock-based compensation charges	519	129
Provision for doubtful accounts	38	208
Loss on retirement of property and equipment	320	—
Gain on sale of GoBack assets	(10,592)	—
Deferred income taxes	2,372	(267)
Change in operating assets and liabilities:
Accounts receivable	2,820	5,210
Inventories	200	126
Prepaid expenses and other current assets	343	(366)
Other long term assets	(228)	—
Accounts payable	(4,583)	(1,599)
Income taxes payable	(1,052)	(755)
Accrued liabilities	(486)	(4,732)
Deferred revenues	1,827	—
Other liabilities	295	—

Net cash used in operating activities	(6,230)	(545)

Cash flows from investing activities:
Purchases of property and equipment	(1,114)	(2,598)
Proceeds from sale of property and equipment	1	—
Proceeds from sale of GoBack assets	10,250	—
Purchases of other intangible assets	(63)	—
Purchases of short-term investments	(2,792)	(21,201)
Proceeds from sale of short-term investments	350	—
Maturities of short-term investments	2,390	295
Acquisition of Pressplay, net of cash acquired	(13,473)	—

Net cash used in investing activities	(4,451)	(23,504)

Cash flows from financing activities:
Principal payment of capital lease obligation	(154)	(129)
Issuance of common stock under employee stock plan	—	555
Issuance of common stock from private equity financing	20,613	—

Net cash provided by financing activities	20,459	426

Effect of exchange rates on cash	(2)	480
Change in cash and cash equivalents	9,776	(23,143)
Cash and cash equivalents at beginning of period	36,820	47,280

Cash and cash equivalents at end of period	$46,596	$24,137

Supplemental cash flow information:
Cash paid for interest	$61	$31

Cash paid for income taxes	$1,313	$1,320